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                                                                    EXHIBIT 21.1

                           ALAMOSA PCS HOLDINGS, INC.
                              LIST OF SUBSIDIARIES


     The following list of companies represents all of the subsidiaries of Alamosa PCS Holdings, Inc. after giving effect to the reincorporation merger:

Subsidiary of Alamosa PCS Holdings, Inc.:

         Alamosa PCS, Inc., a Delaware corporation

Subsidiaries of Alamosa PCS, Inc.:

         Texas Telecommunications, LP, a Texas limited partnership

         Alamosa Wisconsin Limited Partnership, a Wisconsin limited partnership


         Alamosa Delaware GP, LLC, a Delaware limited liability company


         Alamosa Wisconsin GP, LLC, a Wisconsin limited liability company